                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. __________)(1)

                             Triton Network Systems
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    896775103
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                    12/31/00
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 15 Pages)


--------------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  2  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Corporation
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              2,165,142
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               2,165,142
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,165,142
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  3  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent International Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              2,110,241
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               2,110,241
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,110,241
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  4  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Adtec Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              171,532
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               171,532
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     171,532
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  5  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Adtel Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              460,359
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               460,359
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     460,359
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  6  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Crown Fund II CV
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              52,400
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               52,400
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     52,400
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  7  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              1,014,518
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               1,014,518
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,014,518
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  8  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Digital Media & Communications II Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              94,300
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               94,300
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     94,300
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  9  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     TelAdvent Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              246,532
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               246,532
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     246,532
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  10  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Envirotech Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              70,600
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               70,600
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     70,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                          ---------------------------
CUSIP NO.896775103                Schedule 13G          Page  11  of  15 Pages
--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5.   SOLE VOTING POWER

                              54,901
          NUMBER OF      -------------------------------------------------------
           SHARES        6.   SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY            0
           EACH          -------------------------------------------------------
         REPORTING       7.   SOLE DISPOSITIVE POWER
          PERSON
           WITH               54,901
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     54,901
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.896775103                Schedule 13G          Page  12  of  15 Pages


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Triton Network Systems a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 8529 South Park Circle, Orlando, FL 32819.

ITEM 2.

         (a) (b) (c) This statement is being filed by the following entities:


               (1) Advent International Corporation, a Delaware corporation;

               (2) Advent International Limited Partnership, a Delaware limited partnership;

               (3) Adtec Limited Partnership, a Delaware limited partnership;

               (4) Adtel Limited Partnership, a Delaware limited partnership;

               (5) Advent Crown Fund II CV, a Netherlands limited partnership;

               (6) Digital Media & Communications Limited Partnership, a Delaware limited partnership;

               (7) Digital Media & Communications II Limited Partnership, a Delaware limited partnership;

               (8) TelAdvent Limited Partnership, a Delaware limited partnership;

               (9) Envirotech Limited Partnership, a Delaware limited partnership;

               (10) Advent Partners Limited Partnership, a Delaware limited partnership;


          The entities listed in subparagraph (1) through (10) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

CUSIP NO.896775103                Schedule 13G          Page  13  of  15 Pages



          (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 896775103.

ITEM 3.   FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c).

          This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


ITEM 4.   OWNERSHIP.

          (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of 12/31/00 of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                        Number of Shares
                                                               ---------------------------------   Percentage
                                                                            Under                   of Shares
Reporting Person                                                Common     Warrants      Total     Outstanding
----------------------------------------------------------     ------------------------------------------------
Adtec Limited Partnership (1)                                    171,532      0           171,532       0.5%
Adtel Limited Partnership (1)                                    460,359      0           460,359       1.3%
Advent Crown Fund II CV (1)                                       52,400      0            52,400       0.1%
Digital Media & Communications Limited Partnership (1)         1,014,518      0         1,014,518       2.9%
Digital Media & Communications II Limited Partnership (1)         94,300      0            94,300       0.3%
TelAdvent Limited Partnership (1)                                246,532      0           246,532       0.7%
Envirotech Limited Partnership (1)                                70,600      0            70,600       0.2%
Advent International Limited Partnership (1)                   2,110,241      0         2,110,241       6.0%
Advent Partners Limited Partnership (2)                           54,902      0            54,901       0.2%
Advent International Investors II Limited Partnership (2)         54,902      0            54,901       0.2%
Advent International Corporation (1)(2)                        2,165,143      0         2,165,142       6.2%

Total Group                                                    2,165,143      0         2,165,142       6.2%

          (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

CUSIP NO.896775103                Schedule 13G          Page  14  of  15 Pages




          (2) AIC is the General Partner of the indicated Reporting Person. As such, AIC has the power to vote and dispose of the securities of APLP. The beneficial ownership of AIC derives from such power.

          (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.896775103                Schedule 13G          Page  15  of  15 Pages



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February ____, 2001



Adtec Limited Partnership
Adtel Limited Partnership
Advent Crown Fund II CV
Digital Media & Communications Limited Partnership
Digital Media & Communications II Limited Partnership
TelAdvent Limited Partnership
Envirotech Limited Partnership

By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy, Vice President*

Advent International Limited Partnership
Advent Partners Limited Partnership

By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy, Vice President*


ADVENT INTERNATIONAL CORPORATION
By:  Janet L. Hennessy, Vice President*

*For all of the above:

-----------------------------------------
Janet L. Hennessy, Vice President